Exhibit 15

                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A PROFESSIONAL CORPORATION)


Armando C. Ibarra, C.P.A.                   Members of the of American Institute
                                            Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD             Members of the California Society of
                                            Certified Public Accountants
                                Members of the Better Business Bureau since 1997

January 6, 2004

TO WHOM IT MAY CONCERN:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of Laurier International, Inc. for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, as
indicated in our reports dated February 4, 2003, June 26, 2003, December 15, 2003, and December 15, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above are being used in filings by Laurier International, Inc. with the U.S. Securities and Exchange Commission.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Armando C. Ibarra
-----------------------------
ARMANDO C. IBARRA, C.P.A.



                      371 E. Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465